                                                                  EXHIBIT 23.3






                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our reports on the December 31, 1997 and 1996, financial statements of American/Freezer Services, Inc. and Freezer Services-West Point, Inc. (collectively "Freezer Services") included in this Form 8-K/A of Vornado Operating Company (the "Company"), into the Company's Registration Statement on Form S-8 as filed with the Securities and Exchange Commission on April 27,
1999. It should be noted the we have not audited any financial statements of Freezer Services subsequent to December 31, 1997, or performed any audit procedures subsequent to the dates of our reports.


/s/ Arthur Andersen LLP


Omaha, Nebraska
May 26, 1999